EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-284191) on Form S-4 of Steele Bancorp, Inc., of our report dated March 30, 2026, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Steele Bancorp, Inc. for the year ended December 31, 2025.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 30, 2026